Exhibit 99.1

 FOR IMMEDIATE RELEASE

CONTACTS:
Glynn Wilson, Chairman & CEO
Taplmmune Inc.
(866) 359-7541

Donald C. Weinberger/Adam Lowensteiner
Wolfe Axelrod Weinberger Assoc. LLC
Tel. (212) 370-4500 Fax (212) 370- 4505

TAPIMMUNE CLOSES INSTITUTIONAL FINANCING TOTALING $1.53 MILLION

Bellevue, WA, May 24, 2010 — TapImmune Inc. (OTCBB: TPIV) announced today that the Company has completed the sale of Senior Secured Convertible Notes (“Notes”) totaling $1.53 million.  As previously announced the net proceeds of the financing will be used for the development of partnerships for the clinical development of proprietary vaccine technologies and for general working capital.

Glynn Wilson, Chairman & CEO of TapImmune, stated, “We view this financing, which is above the most recent market price, as particularly significant in the current economic climate and a reflection of the confidence that investors have in our potential.  The warrants issued with this transaction alone can potentially generate a gross additional investment of $5.69 million in TapImmune over the next five years.  This financing will allow us to commit to our clinical programs and fund strategic R&D relationships.”

More detailed information on this financing can be found in TapImmune’s Current Report on Form 8-K and related exhibits filed with the SEC on May 18, 2010.

About Tapimmune Inc.

Taplmmune Inc. is developing its TAP technology platform for both the treatement of cancer and infectious disease. The Company is currently developing its lead clinical candidate, AdhTAP for the treatment of TAP deficient cancers. In preclinical studies using a simple injection this product has shown effective restoration of TAP which enhances antigen presentation and improved recognition and killing of cancer cells by the immune system. The TAP technology can also improve the potency of vaccines against infectious disease.  The Company is working with partners to test TAP in new prophylactic vaccines.

Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements”. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update the forward-looking statements.